Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement of our report dated April 10, 2014, relating to the consolidated financial statements of Axion International Holdings, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013. Our report contains an explanatory paragraph regarding the Companys ability to continue as a going concern.

/s/ BDO USA LLP

New York, New York
May 12, 2014